Filed pursuant to Rule 433(d)

Registration Nos. 333-197204 and

333-197204-03

FINAL TERM SHEET, dated September 1, 2015

$523,000,000

John Deere Owner Trust 2015-B

Issuing Entity

$ 228,000,000(1)	Class	A-1	0.40000% Asset Backed Notes
$ 245,000,000	Class	A-2	0.98% Asset Backed Notes
$ 203,000,000	Class	A-3	1.44% Asset Backed Notes
$ 75,000,000	Class	A-4	1.78% Asset Backed Notes

(1)	The class A-1 notes are not being offered and are anticipated to be retained by the depositor or an affiliate thereof on the closing date, and may be sold at any time directly by the depositor, including through a placement agent or underwriters.

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(2)	Class A-3 Notes(2)	Class A-4 Notes(2)
Principal Amount	$228,000,000	$245,000,000	$203,000,000	$75,000,000
Per Annum Interest Rate	0.40000%	0.98%	1.44%	1.78%
Final Scheduled Payment Date	September 15, 2016	June 15, 2018	October 15, 2019	June 15, 2022
Initial Public Offering Price	(1)	99.99663%	99.98093%	99.97437%
Ratings (Moody’s/ Fitch)	Prime-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf
Payment Date	Monthly, beginning October 15, 2015 (subject to the business day convention)	Monthly, beginning October 15, 2015 (subject to the business day convention)	Monthly, beginning October 15, 2015 (subject to the business day convention)	Monthly, beginning October 15, 2015 (subject to the business day convention)
Weighted Average Life(3)	0.33	1.13	2.25	3.17
CUSIP	47787W AA7	47787W AB5	47787W AC3	47787W AD1

(1)	The class A-1 notes are not being offered and are anticipated to be retained by the depositor or an affiliate thereof on the closing date, and may be sold at any time directly by the depositor, including through a placement agent or underwriters.
(2)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.
(3)	Pricing speed: 18% CPR (with a 10% clean-up call)

Trade Date: September 1, 2015.

Expected Settlement Date: September 9, 2015.

Initial Note Value: $770,260,178 (discount rate: 4.00%)

Certificate Principal Amount: $19,260,178

Initial Reserve Account Deposit: $7,702,602

Specified Reserve Account Balance: $7,702,602

RBC Capital Markets	Barclays	J.P. Morgan

HSBC	MUFG

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.